EXHIBIT 99.1

Ocean Bio-Chem, Inc. Reports: 2016 First Quarter Financial Results

First Quarter 2016 Net Sales Up 12 Percent from 2015

FORT LAUDERDALE, FL., May 16, 2016 - Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today its financial results for the first quarter of 2016, including first quarter net sales of $6.75 million, a record for the first quarter and $748,000 or 12.5 percent higher than sales of approximately $6 million in the same period in 2015.

Ocean Bio-Chem reported a net loss of $541,000 for the first quarter of 2016, compared to a net loss of approximately $16,000 for the same quarter in 2015. Basic and diluted loss per share was $0.06 for the first quarter of 2016, compared to $0.00 per share for the first quarter 2015.

(In thousands except per share data)	Quarter Ended
	March 31,
	2016	2015
Net sales	$6,750	$6,002
Pre-tax loss	$(826)	$(23)
Net loss	$(540)	$(16)

Loss per common share (both basic & diluted)	$(0.06)	$0.00
Dividends declared per common share	$0.06	$0.00

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Ocean Bio-Chem President and CEO Peter Dornau stated: “Our first quarter operating performance was overshadowed by the litigation costs relating to false advertising claims made by a competitor in the fuel treatment sector. As we have previously announced, a jury found that Ocean Bio-Chem’s subsidiary, Star brite, did not engage in false advertising. It was important for the Company to protect our intellectual property.”

“In the first quarter of 2016 the Company incurred approximately $1.1 million fees and in legal expenses. Excluding the unusually high legal expenses, Ocean Bio-Chem’s first quarter 2016 pretax income is approximately $259,000 compared to pretax income in 2015’s first quarter of $35,000. This amplifies the strength of our Star brite® and Star Tron® brands and products,” Mr. Dornau said.

Mr. Dornau continued: “Our strong sales in the first quarter 2016 were led by increases in the marine sector to one of our larger customers. Also, in the first quarter we saw a growth in sales and gross margins as the Company improved the mix of products sold at higher margins. We anticipate improvement in gross margin percentages for the balance of 2016.”

“We continue to make progress in our Performacide® product group. In the first quarter 2016, revenue increases were driven by strong sales of product into the home restoration market, through one of our major distributors. Additionally we secured new distribution agreements into markets we were not in as a result of attending national trade shows in the first quarter 2016. Performacide® is a hospital grade disinfectant and the answer to huge problems of contamination in the health care, food and other sectors,” Ocean Bio-Chem’s President and CEO said.

Mr. Dornau concluded: “The Company’s financial condition remains strong. Ocean Bio-Chem for the second time since 2014 paid a special dividend on April 26, 2016 of $0.06 per share to shareholders of record as of April 12, 2016. We ended the first quarter with a current cash ratio of more than 4:1, with no borrowings on our line of credit."

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About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. is principally engaged in the manufacturing, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports, outdoor power equipment and motorcycle markets under the Star brite®, Star Tron® and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products.

The Company's web sites are: www.oceanbiochem.com, www.starbrite.com www.startron.com, and www.performacide.com

Forward-looking Statements:

Certain statements contained in this press release, including without limitation our anticipation of strong results for the remainder of 2016,including improved gross margin profit percents, constitute forward-looking statements.  For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements.  Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements.  Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in the Company’s Form 10-K for the year ended December 31, 2015.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280

Paul Knopick

E & E Communications

pknopick@eandecommunications.com

940-262-3584

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